Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Lesley Sprigg· 937.221.1825

www.standardregister.com

lesley.sprigg@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

robert.cestelli@standardregister.com

For Release on February 23, 2007 at 8 a.m. EST

Standard Register Reports Fourth Quarter and 2006 Financial Results

DAYTON, Ohio (February 23, 2007) – Standard Register (NYSE: SR) today reported its financial results for the fourth quarter and total year ended December 31, 2006.

Results of Operations

Revenue on Continuing Operations for the fourth quarter 2006 was $228.1 million, up 3.6 percent over the comparable quarter of 2005.  Total year 2006 Revenue on Continuing Operations was $894.9 million, compared to $890.7 million for the prior year.

Revenue growth for both the quarter and total year was driven by strong performances in the Company’s Print-On-Demand Services, Commercial Print, and Document Systems business units, as indicated below.  Despite modest increases in label sales, the Document & Label Solutions (DLS) business unit reported overall decreases of 4.9 percent and 3.5 percent for the quarter and total year, reflecting a very competitive market for these traditional products.  Approximately 40 percent of the DLS decreases were isolated to a single customer account.

[$ Millions, rounded]	4th Quarter			Total Year
Revenue by Business Unit	2006	2005	% Chg	2006	2005	% Chg
Document & Label Solutions	141.3	148.7	-4.9%	575.3	596.2	-3.5%
Print-on-Demand Services	70.3	57.9	21.4%	260.0	239.8	8.4%
Commercial Print	9.9	7.5	31.1%	35.6	29.7	20.1%
Document Systems	5.9	4.7	25.4%	21.1	20.9	1.1%
Digital Solutions	0.1	0.5	-78.2%	0.6	0.7	-15.9%
Other	0.6	0.9	-37.9%	2.3	3.5	-34.3%
Total	228.1	220.2	3.6%	894.9	890.7	0.5%

Gross margins also improved for both the quarter and total year 2006 periods as a result of the overall revenue increases and continuing improvement in manufacturing productivity.  Depreciation and amortization expenses were also lower, continuing the trend of recent years.  Increased investment in software development, higher sales and marketing compensation, and increased fringe costs pushed selling, general and administrative expense higher in both the quarter and total year.

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In addition, higher expense for restructuring, impairment, pension loss amortization, and pension settlement had a substantial unfavorable effect on 2006 reported earnings, as indicated in the table below.  Excluding these expense items, Income from Continuing Operations was $8.7 million for the fourth quarter 2006 versus $8.8 million for the comparable quarter of 2005; on the same basis, the total year Income from Continuing Operations was $37.3 million in 2006 compared to $37.7 million for 2005.

Including these expense items and after Interest & Other Expenses and Income Taxes, the Company reported a Net Loss on Continuing Operations for the fourth quarter of $0.2 million or $0.01 per share, compared to a Net Profit of $2.4 million or $0.08 per share in the prior year.  For the total year 2006, Net Income on Continuing Operations was $0.2 million or $0.01 per share, versus $7.1 million or $0.25 per share in 2005.

The Company sold its InSystems subsidiary in June 2006 and classified the former business unit as a discontinued operation.  Total Net Income, including the results of InSystems operations and its sale, was $1.1 million or $0.04 per share for the fourth quarter compared to a break-even result in the fourth quarter 2005.  For the whole of 2006, the Company reported a loss of $11.7 million or $0.41 per share, versus a profit of $1.4 million or $0.05 per share in the prior year.

[$ Millions, rounded]	Effect on 4Q Income			Effect on Annual Income
CONTINUING OPERATIONS	2006	2005	Chg	2006	2005	Chg
Income from Continuing Operations
Before Restructuring, Impairment,
Pension Loss Amortization, & the
Pension Settlement Charge	8.7	8.8	-0.1	37.3	37.7	-0.4

Restructuring Expense	-0.3	-0.2	-0.1	-2.7	-1.0	-1.7
Impairment Expense	-1.1	-0.1	-1.0	-2.7	-0.3	-2.4
Amortization of Past Pension Losses	-6.5	-4.7	-1.8	-25.6	-19.0	-6.6
Pension Settlement Charge	0.0	0.0	0.0	-1.6	0.0	-1.6
Income / (Loss) on Continuing
Operations	0.8	3.7	-2.9	4.7	17.4	-12.8

Interest & Other Income / (Expense)	-0.6	-0.1	-0.6	-2.1	-2.0	-0.1
Pretax Income / (Loss)	0.2	3.6	-3.5	2.6	15.5	-12.8

Income Tax Adjustments	-0.1	0.2	-0.4	-1.4	-2.2	0.8
Income Taxes	-0.2	-1.5	1.3	-1.0	-6.1	5.1
Net Income / (Loss) on
Continuing Operations	-0.2	2.4	-2.6	0.2	7.1	-7.0

DISCONTINUED OPERATIONS	1.3	-2.4	3.7	-11.9	-5.7	-6.1

CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE

TOTAL NET INCOME / (LOSS)	1.1	0.0	1.1	-11.7	1.4	-13.1

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“Despite challenging industry conditions for traditional printed documents, we believe there is good business and cash flow in this industry segment if we continue our market focus and improvements in productivity.  We were pleased to see the increases in revenue and gross margin in our other business units, which underscores our shifting mix and our long-term growth opportunity,” said Dennis L. Rediker, Standard Register’s president and chief executive officer.

Cash flow was a negative $19.5 million, primarily a result of higher year-end accounts receivable and 2006 pension contributions of $25 million that were twice the level of the prior two years’ average.  The higher receivables related to the timing of payments at a few large accounts and an increase in December’s revenue.  The balance sheet remained strong with a 25.7 percent ratio of net debt (total debt less cash and short-term investments) to total capital.

Outlook

“Looking forward to 2007, we expect revenue for the total year to increase in the low-to-mid single digit range overall with a continuation of the strategic mix change we witnessed in 2006.  Capital spending is expected to step up in 2007 to the $25 - $28 million range in order to support expected growth in the Print-On-Demand Services business, while contributions to the pension plan are expected to fall back to $20 million,” added Rediker.

Presentation of Information in This Press Release

This press release presents information that excludes restructuring, impairment charges, pension settlement charges and amortization of past pension losses.  These financial measures are considered non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles (GAAP).  This information is intended to enhance an overall understanding of the financial performance due to the non-operational nature of these items and the significant change from period to period.  This presentation is consistent with the manner in which the Board of Directors internally evaluates performance.  The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with principles generally accepted in the United States.

Conference Call

Standard Register president and chief executive officer Dennis L. Rediker and chief financial officer Craig J. Brown will host a conference call at 10 a.m. EST on February 23, 2007, to review the fourth quarter and full-year results.  The call can be accessed via an audio webcast which is accessible at:  http://www.standardregister.com/investorcenter.

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About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Relying on nearly 100 years of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, e-business solutions, consulting and print supply chain services to help clients manage documents across their enterprise.  More information is available at www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2007 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2006.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

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		THE STANDARD REGISTER COMPANY

Fourth Quarter		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(In Thousands, except Per Share Amounts)	52 Weeks Ended	52 Weeks Ended
31-Dec-06	1-Jan-06		31-Dec-06	1-Jan-06
$228,122	$220,226	TOTAL REVENUE	$894,904	$890,740
151,336	146,814	COST OF SALES	587,712	588,675
76,786	73,412	GROSS MARGIN	307,192	302,065
		COSTS AND EXPENSES
68,041	61,438	Selling, General and Administrative	268,311	249,481
6,535	7,921	Depreciation and Amortization	28,786	33,848
1,146	146	Asset Impairment	2,738	303
274	208	Restructuring	2,671	998
75,996	69,713	TOTAL COSTS AND EXPENSES	302,506	284,630
790	3,699	INCOME FROM CONTINUING OPERATIONS	4,686	17,435
		OTHER INCOME (EXPENSE)
(693)	(590)	Interest Expense	(2,285)	(2,465)
54	519	Investment and Other Income (Expense)	228	499
(639)	(71)	Total Other Expense	(2,057)	(1,966)

		INCOME FROM CONTINUING OPERATIONS
151	3,628	BEFORE INCOME TAXES	2,629	15,469
340	1,255	Income Tax Expense	2,475	8,323
(189)	2,373	NET (LOSS) INCOME FROM CONTINUING OPERATIONS	154	7,146
		DISCONTINUED OPERATIONS
556	(2,399)	Income (Loss) from discontinued operations, net of taxes	(1,849)	(6,297)
711	(3)	Gain (loss) on sale of discontinued operations, net of taxes	(10,044)	550
		NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A
1,078	(29)	CHANGE IN ACCOUNTING PRINCIPLE	(11,739)	1,399
-	-	Cumulative effect of a change in accounting principle, net of taxes	78	-
$1,078	($29)	NET INCOME (LOSS)	(11,661)	$1,399

28,616	28,829	Average Number of Shares Outstanding - Basic	28,543	28,738
28,635	28,829	Average Number of Shares Outstanding - Diluted	28,579	28,766
		BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
($0.01)	$0.08	Income (loss) from continuing operations	$0.01	$0.25
$0.02	(0.08)	Income (Loss) from discontinued operations	(0.07)	(0.22)
0.03	-	Gain (Loss) on sale of discontinued operations	(0.35)	0.02
$0.04	($0.00)	Net income (loss) per share	(0.41)	$0.05
$0.23	$0.23	Dividends Paid Per Share	$0.92	$0.92

		BALANCE SHEET
		(In Thousands)	31-Dec-06	1-Jan-06
		ASSETS
		Cash & Short Term Investments	$488	$13,609
		Accounts Receivable	135,839	120,491
		Inventories	49,242	47,033
		Assets of Discontinued Operations	-	25,706
		Other Current Assets	32,201	28,692
		Total Current Assets	217,770	235,531

		Plant and Equipment	119,339	128,601
		Goodwill and Intangible Assets	8,168	8,115
		Deferred Taxes	86,710	80,599
		Other Assets	20,092	23,066

		Total Assets	$452,079	$475,912

		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$358	$611
		Liabilities of Discontinued Operations	$0	$5,756
		Current Liabilities	100,956	94,236
		Deferred Compensation	17,190	16,357
		Long-Term Debt	41,021	34,379
		Retiree Healthcare	20,398	43,885
		Pension Liability	153,953	107,236
		Other Long-Term Liabilities	36	-
		Shareholders' Equity	118,167	173,452

		Total Liabilities and Shareholders' Equity	$452,079	$475,912